Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2015 Results

- Net income of $5.4 million; diluted earnings per share of $0.41 -

- $46.6 million in sequential growth of total finance receivables -

- 47.2% sequential and 116.8% year-over-year growth of large loan receivables -

Greenville, South Carolina – July 23, 2015 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Net income for the second quarter of 2015 was $5.4 million, an increase of 22.5% from the prior-year period. Diluted earnings per share were $0.41 based on a diluted share count of 13.1 million.

•	Regional Management’s most important loan categories continue to grow:

•	Large loan finance receivables as of June 30, 2015 were $93.2 million, an increase of 47.2% sequentially and 116.8% compared to the prior-year period.

•	Branch small loan and convenience check finance receivables, collectively, as of June 30, 2015 were $314.9 million, an increase of 8.0% sequentially and 14.3% over the prior-year period.

•	Total finance receivables as of June 30, 2015 were $572.5 million, an increase of 10.5% from the prior-year period.

•	Total second quarter of 2015 revenue was $53.0 million, an 11.7% increase from the prior-year period.

•	Total delinquencies as a percentage of total finance receivables as of June 30, 2015 were 20.6%, compared to 23.6% as of June 30, 2014 and 19.2% as of March 31, 2015.

•	Net charge-offs were $12.9 million for the second quarter of 2015, or 9.4% of average finance receivables, improving from 10.5% in the prior-year period. The related provision for credit losses for the second quarter of 2015 was $12.1 million, or 22.8% of revenue, a decline from 28.7% in the prior-year period.

•	Regional Management opened 10 new branches in the second quarter of 2015. As of June 30, 2015, Regional Management’s branch network consisted of 316 locations.

“We are gratified that all of our efforts toward improving the operational performance of the business helped produce improved results in the second quarter,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “We had a strong quarter in receivable growth driven by improved marketing initiatives and in-branch activity. Large loans, which we continue to believe will be a strong driver of our future growth, increased 47% on a sequential basis and 117% from the prior-year period. Branch small loans and convenience checks, which have always been important to the company, also generated solid double-digit growth from the prior-year period. The strong receivable performance led to revenue growth of 11.7% compared to the prior-year period and 1.0% compared to the first quarter of 2015.”

“Total delinquency at the end of the quarter was 20.6%, down from 23.6% in the prior-year period, and up 1.4% from our record low first quarter of 2015,” continued Mr. Dunn. “This level of delinquency is a return to a more normalized profile for the business. We also continued to make progress on achieving operational efficiencies. Total expenses in our branches were $17.1 million, up $1.6 million compared to the prior-year period, but importantly down $2.3 million from the first quarter of 2015, driven primarily by a reduction in our existing branch staffing of 130 people since the end of 2014. Moving forward, our focus remains on growing our core small and large loan portfolios, while maintaining more normalized levels of delinquencies and continuing to focus on our expense structure. Overall, we believe we have solidly positioned ourselves for future consistent top and bottom line growth, and I am proud of the entire Regional Management team for their hard work and dedication in getting us back on track in a short period of time.”

Second Quarter 2015 Results

Finance receivables outstanding at June 30, 2015 were $572.5 million, a 10.5% increase from $518.0 million in the prior-year period. Finance receivables increased primarily due to enhanced efforts to increase originations of both small and large installment loans and the addition of 23 de novo branches since June 30, 2014.

For the second quarter ended June 30, 2015, Regional Management reported total revenue of $53.0 million, an 11.7% increase from $47.4 million in the prior-year period. Interest and fee income for the second quarter of 2015 was $47.7 million, an 11.0% increase from $43.0 million in the prior-year period, primarily due to a significant increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income for the second quarter of 2015 was $3.1 million, a 25.8% increase from the prior-year period.

Provision for credit losses in the second quarter of 2015 was $12.1 million versus $13.6 million in the prior-year period. Net charge-offs of $12.9 million in the second quarter of 2015 exceeded the provision by $0.8 million as the Company released a portion of the allowance recorded in 2014 for convenience checks. Annualized net charge-offs as a percentage of average finance receivables for the second quarter of 2015 were 9.4%, an improvement from 10.5% in the prior-year period.

On a sequential basis, provision for credit losses increased 24.6%, reflecting the significant increase in small and large loan originations during the second quarter of 2015.

General and administrative expenses for the second quarter of 2015 were $28.2 million, an increase of $5.0 million, or 21.7%, from $23.2 million in the prior-year period. The increase was driven primarily by $1.6 million of additional branch expenses and $3.2 million of additional home office expenses. Branch expenses include changes in staffing and incentive plans for all branches, as well as the expenses associated with 23 branches added since June 30, 2014. The increase in home office expenses includes additional personnel, incentive plan changes and consulting fees.

Net income for the second quarter of 2015 was $5.4 million, a 22.5% increase compared to net income of $4.4 million in the prior-year period. Diluted earnings per share for the second quarter of 2015 were $0.41, an increase from $0.34 in the prior-year period.

First Half 2015 Results

For the six months ended June 30, 2015, Regional Management reported total revenue of $105.5 million, an 8.8% increase from $97.0 million in the prior-year period. Interest and fee income for the six months ended June 30, 2015 was $94.7 million, an 8.8% increase from $87.0 million in the prior-year period, primarily due to a significant increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income for the six months ended June 30, 2015 was $6.0 million, a 4.7% increase from the prior-year period.

Provision for credit losses for the six months ended June 30, 2015 was $21.8 million versus $30.6 million in the prior-year period. Net charge-offs of $26.2 million in the six months ended June 30, 2015 exceeded the provision by $4.4 million as the Company released a portion of the allowance recorded in 2014 for convenience checks. Annualized net charge-offs as a percentage of average finance receivables for the six months ended June 30, 2015 was 9.6%, a decline from 10.1% in the prior-year period.

General and administrative expenses for the six months ended June 30, 2015 were $60.9 million, an increase of $17.8 million, or 41.2%, from $43.1 million in the prior-year period. Included in six months 2015 results were a total of $2.7 million in non-operating expenses, while six months 2014 results included a non-operating benefit of $1.4 million related to a change in the Company’s vacation pay policy. The balance of the expense increase of $13.7 million was driven primarily by $6.5 million of additional branch expenses, $5.5 million of additional home office expenses and $1.7 million of additional marketing costs. Branch expenses include changes in staffing and incentive plans for all branches as well as the expenses associated with 52 branches added since December 31, 2013. The increase in home office expenses includes additional personnel, incentive plan changes, the write-off of GoldPoint software costs and legal and consulting fees.

GAAP net income for the six months ended June 30, 2015 was $9.5 million, a 5.3% decrease compared to GAAP net income of $10.0 million in the prior-year period, and diluted earnings per share for the six months ended June 30, 2015 were $0.73 compared to $0.77 in the prior-year period. Excluding the aforementioned non-operating expenses, non-GAAP net income for the six months ended June 30, 2015 totaled $11.2 million and non-GAAP diluted earnings per share were $0.86. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

Peter Knitzer Appointed to Board of Directors

The Company announced today that Peter Knitzer has been appointed to the Board of Directors, effective immediately. The appointment increases the Company’s Board size from six directors to seven. Mr. Knitzer will serve on the Company’s Compensation Committee and Corporate Governance and Nominating Committee, and brings to the Board an extensive analytical and financial background with respect to optimizing and integrating digital and traditional consumer marketing, sales and service capabilities, as well as significant experience with public and private financial services companies.

Mr. Knitzer has been an advisor to financial services companies since 2013. Previously, Mr. Knitzer served as Executive Vice President and head of the Payments group at CIBC and President and Director at E*TRADE Bank. Prior to joining E*TRADE, Mr. Knitzer spent 14 years at Citigroup in various senior roles, including Chairman & Chief Executive Officer of Citibank North America — a top 10 retail and commercial bank with 1,000+ branches and 22,000+ employees — Business Head, Cross-Sell Customer Management for all Citigroup businesses and EVP/Managing Director of Citi Cards, Citigroup’s leading global credit card business. Mr. Knitzer has also previously held senior marketing positions at Chase Manhattan Bank, American Express and Nabisco Brands. He received his MBA in marketing and finance from Columbia University Graduate School of Business and his BA in political science from Brown University.

Mr. Knitzer has also served as a Director for Habitat for Humanity from 2008–2014, including Board Chair from 2011–2013. He is currently on the Advisory Board of Columbia University Business School’s Lang Center for Entrepreneurship.

2015 De Novo Outlook

As of June 30, 2015, Regional Management’s branch network consisted of 316 locations. Regional Management opened 10 de novo branches in the second quarter of 2015 and, for the full year 2015, plans to open a minimum of 25 to 30 de novo branches.

Liquidity and Capital Resources

As of June 30, 2015, Regional Management had finance receivables of $572.5 million and outstanding debt of $359.5 million on its $500.0 million senior revolving credit facility.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 4:30 PM ET to discuss these results.

The dial-in number for the conference call is (877) 415-3185 (toll-free) or (857) 244-7328 (direct), passcode 80833819. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Thursday, July 30, 2015, by telephone at (888) 286-8010 (toll-free) or (617) 801-6888 (direct), passcode 29160961. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q’15	2Q’14	$	%	YTD’15	YTD’14	$	%
Revenue
Interest and fee income	$47,668	$42,962	$4,706	11.0%	$94,733	$87,041	$7,692	8.8%
Insurance income, net	3,120	2,481	639	25.8%	6,049	5,776	273	4.7%
Other income	2,213	1,994	219	11.0%	4,743	4,201	542	12.9%

Total revenue	53,001	47,437	5,564	11.7%	105,525	97,018	8,507	8.8%

Expenses
Provision for credit losses	12,102	13,620	1,518	11.1%	21,814	30,564	8,750	28.6%
Personnel	16,211	13,068	(3,143)	-24.1%	35,971	24,242	(11,729)	-48.4%
Occupancy	4,256	3,713	(543)	-14.6%	8,381	7,133	(1,248)	-17.5%
Marketing	2,009	1,750	(259)	-14.8%	4,480	2,732	(1,748)	-64.0%
Other	5,767	4,667	(1,100)	-23.6%	12,034	8,990	(3,044)	-33.9%

Total general and administrative expenses	28,243	23,198	(5,045)	-21.7%	60,866	43,097	(17,769)	-41.2%
Interest expense	3,932	3,556	(376)	-10.6%	7,536	7,319	(217)	-3.0%

Income before income taxes	8,724	7,063	1,661	23.5%	15,309	16,038	(729)	-4.5%
Income taxes	3,316	2,649	(667)	-25.2%	5,818	6,014	196	3.3%

Net income	$5,408	$4,414	$994	22.5%	$9,491	$10,024	$(533)	-5.3%

Net income per common share:
Basic	$0.42	$0.35	$0.07	20.0%	$0.74	$0.79	$(0.05)	-6.3%

Diluted	$0.41	$0.34	$0.07	20.6%	$0.73	$0.77	$(0.04)	-5.2%

Weighted-average shares outstanding:
Basic	12,845	12,691	(154)	-1.2%	12,812	12,673	(139)	-1.1%

Diluted	13,078	12,916	(162)	-1.3%	13,040	12,958	(82)	-0.6%

Return on average assets (annualized)	4.0%	3.6%			3.6%	4.0%

Return on average equity (annualized)	11.5%	10.4%			10.3%	12.0%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	2Q’15	2Q’14	$	%
Assets
Cash	$4,793	$3,562	$1,231	34.6%
Gross finance receivables	704,862	622,854	82,008	13.2%
Less unearned finance charges, insurance premiums, and commissions	(132,337)	(104,879)	(27,458)	-26.2%

Finance receivables	572,525	517,975	54,550	10.5%
Allowance for credit losses	(36,171)	(34,584)	(1,587)	-4.6%

Net finance receivables	536,354	483,391	52,963	11.0%
Property and equipment, net of accumulated depreciation	8,646	7,929	717	9.0%
Deferred tax asset, net	2,305	—	2,305	100.0%
Repossessed assets at net realizable value	407	615	(208)	-33.8%
Goodwill	716	716	—	0.0%
Intangible assets, net	655	1,068	(413)	-38.7%
Other assets	7,105	6,714	391	5.8%

Total assets	$560,981	$503,995	$56,986	11.3%

Liabilities and Stockholders’ Equity
Liabilities:
Senior revolving credit facility	$359,491	$324,570	$34,921	10.8%
Accounts payable and accrued expenses	10,733	6,718	4,015	59.8%
Deferred tax liability, net	—	847	(847)	-100.0%

Total liabilities	370,224	332,135	38,089	11.5%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,889 and 12,702 shares issued and outstanding at June 30, 2015 and 2014, respectively	1,289	1,270	19	1.5%
Additional paid-in-capital	88,584	83,975	4,609	5.5%
Retained earnings	100,884	86,615	14,269	16.5%

Total stockholders’ equity	190,757	171,860	18,897	11.0%

Total liabilities and stockholders’ equity	$560,981	$503,995	$56,986	11.3%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	2Q’15		1Q’15		2Q’14
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$130,806	45.3%	$124,350	46.2%	$103,595	48.5%
Convenience checks	171,323	45.0%	181,425	45.9%	158,564	44.4%
Large loans	79,756	27.7%	52,738	26.7%	42,380	27.3%
Automobile loans	143,659	19.3%	150,107	19.2%	173,676	19.8%
Retail loans	24,556	18.8%	25,121	18.2%	28,810	18.4%

Total interest and fee yield	$550,100	34.7%	$533,741	35.3%	$507,025	33.9%

Total revenue yield	$550,100	38.5%	$533,741	39.4%	$507,025	37.4%

	Components of Increase in Interest and Fee Income 2Q’15 Compared to 2Q’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$3,124	$(884)	$2,240
Convenience checks	1,432	230	1,662
Large loans	2,585	43	2,628
Automobile loans	(1,516)	(139)	(1,655)
Retail loans	(191)	22	(169)
Change in product mix	(1,718)	1,718	—

Total increase in interest and fee income	$3,716	$990	$4,706

Percentage of change in interest and fee income	79.0%	21.0%	100.0%

	Net Loans Originated (1)
	2Q’15	1Q’15	2Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$80,818	$51,371	$62,751	$29,447	57.3%	$18,067	28.8%
Convenience checks	90,745	60,653	84,576	30,092	49.6%	6,169	7.3%
Large loans	46,134	29,829	13,020	16,305	54.7%	33,114	254.3%
Automobile loans	11,802	14,590	18,786	(2,788)	-19.1%	(6,984)	-37.2%
Retail loans	8,136	6,727	7,345	1,409	20.9%	791	10.8%

Total net loans originated	$237,635	$163,170	$186,478	$74,465	45.6%	$51,157	27.4%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	2Q’15	1Q’15	2Q’14
Net charge-offs	$12,881	$13,273	$13,361
Percentage of average finance receivables (annualized)	9.4%	9.9%	10.5%
Provision for credit losses	$12,102	$9,712	$13,620
Percentage of average finance receivables (annualized)	8.8%	7.3%	10.7%
Percentage of total revenue	22.8%	18.5%	28.7%
General and administrative expenses	$28,243	$32,623	$23,198
Percentage of average finance receivables (annualized)	20.5%	24.4%	18.3%
Percentage of total revenue	53.3%	62.1%	48.9%
Same store results:
Finance receivables at period-end	$545,928	$501,393	$484,048
Finance receivable growth rate	8.0%	1.1%	6.6%
Number of branches in calculation	281	264	232

	Finance Receivables by Product
	2Q’15	1Q’15	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q’14	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$140,161	$121,649	$18,512	15.2%	$107,598	$32,563	30.3%
Convenience checks	174,786	170,013	4,773	2.8%	167,858	6,928	4.1%
Large loans	93,203	63,338	29,865	47.2%	42,996	50,207	116.8%
Automobile loans	139,593	146,724	(7,131)	-4.9%	171,777	(32,184)	-18.7%
Retail loans	24,782	24,183	599	2.5%	27,746	(2,964)	-10.7%

Total finance receivables	$572,525	$525,907	$46,618	8.9%	$517,975	$54,550	10.5%

	2Q’14	1Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)
Total finance receivables	$517,975	$501,734	$16,241	3.2%

	Contractual Delinquency by Aging
	2Q’15		1Q’15		2Q’14
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$36,171	6.3%	$36,950	7.0%	$34,584	6.7%
Current	454,424	79.4%	425,088	80.8%	395,791	76.4%
1 to 29 days past due	81,275	14.2%	67,653	12.9%	87,799	17.0%

Delinquent accounts:
30 to 59 days	14,665	2.5%	11,596	2.2%	14,984	2.9%
60 to 89 days	8,113	1.4%	6,824	1.3%	6,772	1.3%
90 to 119 days	5,633	1.0%	4,844	0.9%	4,435	0.9%
120 to 149 days	4,597	0.8%	4,881	0.9%	3,206	0.6%
150 to 179 days	3,818	0.7%	5,021	1.0%	2,155	0.4%
180 days and over	—	0.0%	—	0.0%	2,833	0.5%

Total contractual delinquency	$36,826	6.4%	$33,166	6.3%	$34,385	6.6%

Total finance receivables	$572,525	100.0%	$525,907	100.0%	$517,975	100.0%

1 day and over past due	$118,101	20.6%	$100,819	19.2%	$122,184	23.6%

	Contractual Delinquency by Product
	2Q’15		1Q’15		2Q’14
	Amount	Percentage of Product Finance Receivables	Amount	Percentage of Product Finance Receivables	Amount	Percentage of Product Finance Receivables
Branch small loans	$10,804	7.7%	$8,890	7.3%	$8,525	7.9%
Convenience checks	13,561	7.8%	14,681	8.6%	11,197	6.7%
Large loans	2,748	2.9%	1,704	2.7%	2,437	5.7%
Automobile loans	8,619	6.2%	6,854	4.7%	10,981	6.4%
Retail loans	1,094	4.4%	1,037	4.3%	1,245	4.5%

Total contractual delinquency	36,826	6.4%	33,166	6.3%	34,385	6.6%

	Quarterly Trend
	2Q’14	3Q’14	4Q’14	1Q’15	2Q’15	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$42,962	$48,792	$48,964	$47,065	$47,668	$603	$4,706
Insurance income, net	2,481	2,636	2,261	2,929	3,120	191	639
Other income	1,994	2,481	2,567	2,530	2,213	(317)	219

Total revenue	47,437	53,909	53,792	52,524	53,001	477	5,564

Expenses
Provision for credit losses	13,620	22,542	15,950	9,712	12,102	(2,390)	1,518
Personnel	13,068	14,042	17,099	19,760	16,211	3,549	(3,143)
Occupancy	3,713	4,179	4,115	4,125	4,256	(131)	(543)
Marketing	1,750	1,756	1,842	2,471	2,009	462	(259)
Other	4,667	5,307	5,340	6,267	5,767	500	(1,100)

Total general and administrative	23,198	25,284	28,396	32,623	28,243	4,380	(5,045)
Interest expense	3,556	3,848	3,780	3,604	3,932	(328)	(376)

Income before income taxes	7,063	2,235	5,666	6,585	8,724	2,139	1,661
Income taxes	2,649	838	2,285	2,502	3,316	(814)	(667)

Net income	$4,414	$1,397	$3,381	$4,083	$5,408	$1,325	$994

Net income per common share:
Basic	$0.35	$0.11	$0.27	$0.32	$0.42	$0.10	$0.07

Diluted	$0.34	$0.11	$0.26	$0.31	$0.41	$0.10	$0.07

Weighted-average shares outstanding:
Basic	12,691	12,714	12,744	12,838	12,845	(7)	(154)

Diluted	12,916	12,934	12,955	13,061	13,078	(17)	(162)

	2Q’14	3Q’14	4Q’14	1Q’15	2Q’15	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	503,995	522,820	530,270	507,742	560,981	53,239	56,986

Finance receivables	517,975	543,353	546,192	525,907	572,525	46,618	54,550

Allowance for credit losses	34,584	43,301	40,511	36,950	36,171	779	(1,587)

Senior revolving credit facility	324,570	339,323	341,419	312,538	359,491	46,953	34,921

	Headcount Trend
	2Q’14	3Q’14	4Q’14	1Q’15	2Q’15	QoQ Inc (Dec)	YoY Inc (Dec)
Branch headcount	1,176	1,313	1,335	1,273	1,205	(68)	29
2015 new branches				15	40	25	40

Total branch headcount	1,176	1,313	1,335	1,288	1,245	(43)	69
Home office headcount	88	92	105	125	120	(5)	32

Total headcount	1,264	1,405	1,440	1,413	1,365	(48)	101

Number of branches	293	296	300	306	316	10	23

	General & Administrative Expenses Trend
	2Q’14	3Q’14	4Q’14	1Q’15	2Q’15	QoQ $ B(W)	YoY $ B(W)
Branch G&A expenses	$15,525	$16,866	$18,020	$19,284	$16,596	$2,688	$(1,071)
2015 new branches				86	498	(412)	(498)

Total branch G&A expenses	15,525	16,866	18,020	19,370	17,094	2,276	(1,569)
Marketing	1,750	1,756	1,842	2,471	2,009	462	(259)
Home office G&A expenses	5,923	6,662	8,534	10,782	9,140	1,642	(3,217)

Total G&A expenses	$23,198	$25,284	$28,396	$32,623	$28,243	$4,380	$(5,045)

	Averages and Yields
	YTD’15		YTD’14
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$128,425	45.4%	$105,096	48.0%
Convenience checks	177,283	45.2%	165,293	43.6%
Large loans	66,663	27.1%	42,583	26.9%
Automobile loans	146,905	19.3%	175,915	19.7%
Retail loans	24,932	18.5%	29,635	18.1%

Total interest and fee yield	$544,208	34.8%	$518,522	33.6%

Total revenue yield	$544,208	38.8%	$518,522	37.4%

	Components of Increase in Interest and Fee Income YTD’15 Compared to YTD’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$5,359	$(1,417)	$3,942
Convenience checks	2,678	1,351	4,029
Large loans	3,266	46	3,312
Automobile loans	(2,920)	(285)	(3,205)
Retail loans	(419)	33	(386)
Change in product mix	(3,561)	3,561	—

Total increase in interest and fee income	$4,403	$3,289	$7,692

Percentage of change in interest and fee income	57.2%	42.8%	100.0%

	Net Loans Originated (1)
	YTD’15	YTD’14	YTD $ Inc (Dec)	YTD % Inc (Dec)
Branch small loans	$132,189	$105,597	$26,592	25.2%
Convenience checks	151,398	137,233	14,165	10.3%
Large loans	75,963	23,378	52,585	224.9%
Automobile loans	26,392	37,684	(11,292)	-30.0%
Retail loans	14,863	15,862	(999)	-6.3%

Total net loans originated	$400,805	$319,754	$81,051	25.3%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’15	YTD’14
Net charge-offs	$26,154	$26,069
Percentage of average finance receivables (annualized)	9.6%	10.1%
Provision for credit losses	$21,814	$30,564
Percentage of average finance receivables (annualized)	8.0%	11.8%
Percentage of total revenue	20.7%	31.5%
General and administrative expenses	$60,866	$43,097
Percentage of average finance receivables (annualized)	22.4%	16.6%
Percentage of total revenue	57.7%	44.4%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	YTD’15	Adjustments		Non-GAAP
General and administrative expenses	$60,866	$(2,676	)(1)(2)(3)	$58,190
Income taxes	$5,818	$1,017	(5)	$6,835
Net income	$9,491	$1,659		$11,150
Diluted net income per common share	$0.73	$0.13		$0.86

	Non-GAAP Reconciliation
	YTD’14	Adjustments		Non-GAAP
General and administrative expenses	$43,097	$566	(2)(4)	$43,663
Income taxes	$6,014	$(212	)(5)	$5,802
Net income	$10,024	$(354)		$9,670
Diluted net income per common share	$0.77	$(0.02)		$0.75

(1)	Exclude executive retirement agreement costs of $533
(2)	Exclude loan system conversion costs of $613 and $822 for YTD’15 and YTD’14
(3)	Exclude CEO equity award costs of $1,530
(4)	Benefit related to vacation policy change of $1,388
(5)	Tax effect of the adjustments